Exhibit (a)(5)(H)

FOR IMMEDIATE RELEASE

Creation Technologies Inc. and IEC Electronics Corp. Announce Completion of Tender Offer

Newark, NY and Boston, MA – October 5, 2021 – IEC Electronics Corp. (NASDAQ: IEC) (“IEC”) and Creation Technologies Inc. (“Creation”) today jointly announced the successful completion of the tender offer (the “Offer”) by CTI Acquisition Corp. for all of the issued and outstanding shares of common stock of IEC for a price of $15.35 per share in cash, without interest and less any applicable withholding taxes. The Offer expired at 5:00 p.m., New York city time, on October 4, 2021. Creation expects to complete the acquisition of IEC today through a merger without a vote of IEC stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

The depository for the Offer has advised Creation that, as of the expiration of the Offer, a total of 7,731,697 shares had been validly tendered into and not validly withdrawn from the Offer, which tendered shares represent approximately 72.5% of IEC’s outstanding shares of common stock and a sufficient number of shares such that the minimum tender condition to the Offer was satisfied. Additionally, the depository has advised that an additional 372,889 shares had been tendered by notice of guaranteed delivery, representing approximately 3.5% of the IEC shares of common stock outstanding. Accordingly, all shares that were validly tendered and not validly withdrawn were accepted for payment, and CTI Acquisition Corp. will promptly pay for all such tendered shares in accordance with the terms of the Offer.

As a result of the merger, IEC will become a wholly owned subsidiary of Creation. In the merger, each share of common stock of IEC (other than shares (i) owned by IEC’s stockholders who have perfected their statutory rights of appraisal under Delaware law, (ii) then owned by Creation Technologies International Inc. or IEC, or any wholly owned subsidiary thereof, or (iii) irrevocably accepted for purchase in the Offer) will be cancelled and converted into the right to receive the same $15.35 per share in cash, without interest and less any applicable withholding taxes, that was paid in the Offer. Following completion of the merger, IEC’s common stock will no longer be listed for trading on the Nasdaq Global Market, which is expected to take effect later today.

About IEC

IEC is a provider of electronic manufacturing services (“EMS”) to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, and aerospace and defense sectors. The company specializes in delivering technical solutions for the custom manufacture of complex full system assemblies by providing on-site analytical testing laboratories, custom design and test engineering services combined with a broad array of manufacturing services encompassing electronics, interconnect solutions and precision metalworking. As a full service EMS provider, IEC holds all appropriate certifications for the market sectors it supports including ISO 9001:2015, AS9100D, ISO 13485 and is Nadcap accredited. IEC is headquartered in Newark, NY and also has operations in Rochester, NY and Albuquerque, NM. Additional information about IEC can be found on its web site at www.iec-electronics.com.

About Creation

Creation provides total product lifecycle solutions including turnkey design, rapid prototyping, manufacturing and fulfillment to its customers around the world. Since 1991, Creation has been focused on making it easy for OEMs to ‘say yes’ to their customers. The company of approximately 3,100 people operates ten manufacturing locations, two design centers and a rapid prototyping center in the U.S., Canada, Mexico and China. Its OEM customers are in the Aerospace & Defense, Medical and Tech Industrials markets. Additional information about Creation can be found on its web site at www.creationtech.com.

Additional Information and Where To Find It

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell common stock of IEC or any other securities. This communication is for informational purposes only. The tender offer transaction that commenced on August 26, 2021 by affiliates of Creation is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by such affiliates of Creation with the U.S. Securities and Exchange Commissions (“SEC”). In addition, IEC filed a related Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The offer to purchase shares of IEC’s common stock is only being made pursuant to the Offer to Purchase, the Letter of Transmittal and related offer materials filed as a part of the Tender Offer Statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, IEC STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER MATERIALS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME. IEC stockholders may obtain the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from the information agent for the tender offer, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Telephone Number (800) 848-2998, if a stockholder, by (212) 269-5550, if a bank or broker.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “believes,” or other similar words or phrases. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the actual results, performance or achievements of IEC or Creation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks and uncertainties include the risks detailed in IEC’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are made only as of the date indicated or as of the date of this release. Neither IEC nor Creation undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances that subsequently occur or which we hereafter become aware of, except as required by law. These forward-looking statements should not be relied upon as representing IEC’s view or Creation’s view as of any date subsequent to the date of this press release.

IEC Contact:

Thomas L. Barbato

Senior Vice President and Chief Financial Officer

IEC Electronics Corp.

(315) 332-4493

tbarbato@iec-electronics.com

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

(203) 972-9200

jnesbett@institutionalms.com

Creation Contact:

Craig Conrad

Vice President Marketing and Communications

Creation Technologies Inc.

(508) 446-3492

craig.conrad@creationtech.com